UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 1, 2010

BRE PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)

525 Market Street, 4th Floor, San Francisco, California 94105-2712

(Address of principal executive offices) (Zip code)

(415) 445-6530

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2010, we announced the resignation of Edward F. Lange, Jr. from his position as Executive Vice President, Chief Operating Officer, effective July 31, 2010. Mr. Lange has resigned from our Board of Directors effective immediately.

Pursuant to Mr. Lange’s employment agreement, he is entitled to a total cash severance payment of $1,098,905. Additionally, pursuant to certain existing long-term incentive compensation arrangements, 65,196 shares of restricted common stock of the Company issued to Mr. Lange will vest in accordance with the original terms of the arrangements. The Company will recognize a one-time expense during the second quarter of 2010 totaling approximately $1,300,000 as a result of this separation. Mr. Lange’s right to receive the cash payment and shares is contingent upon him providing us with a full and complete release of all known and unknown claims against us and our representatives.

Upon Mr. Lange’s departure, Constance B. Moore, President and Chief Executive Officer, together with her Executive Team, will assume the responsibilities of the Chief Operating Officer during a transitional period.

Item 7.01	Regulation FD Disclosure.

On July 8, 2010, we issued a press release announcing the resignation of Mr. Lange described above in Item 5.02. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 and the attached Exhibit 99.1 is furnished to and not filed with the Securities and Exchange Commission, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
99.1	Press Release dated as of July 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc.

Date: July 8, 2010	By:	/s/ Kerry Fanwick
	Name:	Kerry Fanwick
	Title:	Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated as of July 8, 2010